Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Third Quarter Results

Third Quarter Highlights:

•	Total revenue grew 26% to $47.1 million

•	Managed entity revenue grew 21% to $48.0 million

•	Diluted earnings per share of $0.22 includes $0.05 in unanticipated deferred or delayed revenue and $0.01 of start up costs related to new business

•	Net income grew 6%

•	Total client census increased 32% to 45,089 from 34,202

•	Positive cash flow from operations of $6.1 million

•	Management fee DSOs down sequentially to 148 days from 174 days

TUCSON, ARIZONA – November 8, 2006 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, the Company reported record revenue of $47.1 million, an increase of 26% from $37.3 million for the comparable period in 2005. This excludes approximately $1.0 million where a contract has yet to be signed or cash received did not specify the service period. Of the increase in revenue quarter over quarter, organic growth was approximately 14%. Providence’s direct client census was 21,835 at September 30, 2006, a 19% increase from 18,306 at September 30, 2005. The number of direct contracts was 341 at September 30, 2006, up 26% from 270 at September 30, 2005.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 21% to $48.0 million for the quarter ended September 30, 2006 from $39.6 million for the prior year period. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 23,254 at September 30, 2006 as compared to 15,896 at September 30, 2005. Contracts of managed entities grew from 235 to 300 year over year.

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports Third Quarter Financial Results

Net income in the third quarter of 2006 grew 6% to $2.7 million, or $0.22 per diluted share. Contributing to this performance was an unanticipated delay in New Jersey contract revenue and under budget performance in the District of Columbia and at Family Based Strategies, Inc., the North Carolina acquisition we closed in February 2006, which did not perform as expected.

“Payer issues regarding new contracts combined with start up expenses and underperforming operations at Family Based Strategies, Inc. and in the District of Columbia impacted the bottom line,” said Fletcher McCusker, Chairman and CEO. “We have had contract increases in Arizona, New Jersey and North Carolina that have required us to investment spend resulting in an increase in our client service expense. We also continue to devote time and investing spending in Texas related to the San Antonio bid.”

“On a positive note, in the three years the Company has been public, we have never had such opportunities of scale as exist today. Opportunities in states such as North Carolina, New Jersey, Arizona and Texas are very exciting as is the potential for the correctional services business we acquired from MAXIMUS. We have gone into North Carolina on an urgent basis, and while we will likely continue to incur start-up costs into the fourth quarter due to the rapid pace at which we have taken on clients, North Carolina has the potential to become one of our largest states. Our ability to step in and energize a newly privatized system is why we continue to be considered the preeminent privatization provider in our space. An Arizona payer has doubled our contract to $3.0 million and we have begun to bring on new services. Our New Jersey foster care contract has been increased and we are bringing on staff and foster parents there in advance of per diem revenue. Obviously, we have a significant opportunity in Texas and have spent around $70,000 in the quarter supporting our San Antonio bid.”

Guidance

While the Company remains comfortable with its revenue growth and expects to see 2006 revenue above its $184 million guidance, we are amending our earnings guidance to $1.02 to $1.08 for the year and $0.26 to $0.32 for the fourth quarter. This takes into account the potential range of short term costs required to put the necessary resources in place to support this accelerated growth. We are prepared to continue and increase our investment in Texas in order to fairly and accurately present our company to help secure that bid. Revenue guidance for 2007, including wins in California and North Carolina and new contracts in Arizona and New Jersey is expected to be in excess of $235 million before any additional contracts, acquisitions and before any consideration for Texas. We will wait to finalize 2007 guidance until we complete our field budgets, including Texas.

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST, 8:00 a.m. PST) on Thursday, November 9, 2006 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by

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Providence Service Corporation Reports Third Quarter Financial Results

dialing (800) 573-4754, or for international callers (617) 224-4325 and by using the passcode 66819314. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 16, 2006, by dialing (888) 286-8010 or (617) 801-6888, and using passcode 12379026.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 641 government contracts in 34 states and the District of Columbia as of September 30, 2006.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports Third Quarter Financial Results

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Home and community based services	$37,152	$28,700	$106,673	$83,785
Foster care services	5,842	4,378	16,099	11,248
Management fees	4,057	4,269	13,147	9,567

	47,051	37,347	135,919	104,600
Operating expenses:
Client service expense	36,404	27,764	102,042	78,488
General and administrative expense	5,461	4,360	16,997	12,499
Depreciation and amortization	904	594	2,453	1,406

Total operating expenses	42,769	32,718	121,492	92,393

Operating income	4,282	4,629	14,427	12,207
Other (income) expense:
Interest expense	103	352	721	573
Interest income	(431)	(90)	(922)	(199)

Income before income taxes	4,610	4,367	14,628	11,833
Provision for income taxes	1,862	1,785	5,916	4,779

Net income	$2,748	$2,582	$8,712	$7,054

Earnings (loss) per common share:
Basic	$0.23	$0.27	$0.78	$0.73

Diluted	$0.22	$0.26	$0.76	$0.72

Weighted-average number of common shares outstanding:
Basic	12,163,022	9,743,061	11,241,294	9,618,849
Diluted	12,297,948	9,970,822	11,464,874	9,816,149

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Providence Service Corporation Reports Third Quarter Financial Results

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$40,215	$8,994
Accounts receivable-billed, net of allowance of $952,000 and $523,000	33,718	19,972
Accounts receivable-unbilled	5,175	4,486
Management fee receivable	6,894	6,623
Other receivables	2,436	2,363
Restricted cash	5,340	1,950
Prepaid expenses and other	4,196	4,505
Notes receivable	49	288
Deferred tax assets	384	790

Total current assets	98,407	49,971
Property and equipment, net	2,592	2,385
Notes receivable from unconsolidated affiliates	1,282	1,319
Goodwill	51,277	44,732
Intangible assets, net	27,981	19,496
Other assets	1,227	1,110

Total assets	$182,766	$119,013

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,282	$2,134
Accrued expenses	14,622	11,283
Deferred revenue	708	183
Reinsurance liability reserve	3,304	1,859
Current portion of long-term obligations	382	4,083

Total current liabilities	20,298	19,542
Deferred tax liability	3,852	3,983
Long-term obligations, less current portion	619	14,241
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,163,572 and 9,822,486 issued and outstanding (including treasury shares)	12	10
Additional paid-in capital	140,991	72,955
Retained earnings	17,293	8,581

	158,296	81,546
Less 146,905 treasury shares, at cost	299	299

Total stockholders’ equity	157,997	81,247

Total liabilities and stockholders’ equity	$182,766	$119,013

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Providence Service Corporation Reports Third Quarter Financial Results

The Providence Service Corporation

Consolidated Statement of Cash Flows

(in thousands)

(UNAUDITED)

	Nine months ended September 30,
	2006	2005
Operating activities
Net income	$8,712	$7,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	774	660
Amortization	1,679	746
Amortization of deferred financing costs	113	90
Deferred income taxes	56	345
Tax benefit upon exercise of stock options	—	516
Stock-based compensation	290	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(11,672)	(871)
Management fee receivable	(157)	(1,053)
Other receivable	(37)	(2,363)
Reinsurance liability reserve	1,445	2,224
Prepaid expenses and other	147	(146)
Accounts payable and accrued expenses	(3,074)	716
Deferred revenue	510	(526)

Net cash (used in) provided by operating activities	(1,214)	7,392
Investing activities
Purchase of property and equipment	(716)	(669)
Purchase of intangibles	—	(2,142)
Acquisition of businesses, net of cash acquired	(13,566)	(23,366)
Restricted cash for contract performance	(3,390)	(989)
Purchase of short-term investments, net	(81)	(818)
Advances to unconsolidated affiliate	(195)	—
Payment received on settlement note from former managed entity	51	(117)

Net cash used in investing activities	(17,897)	(28,101)
Financing activities
Net borrowings on revolving line of credit	—	587
Payments of capital leases	—	(135)
Proceeds from common stock issued pursuant to stock option exercise	6,369	2,254
Tax benefit upon exercise of stock options	1,840	—
Proceeds from common stock offering, net	59,593	—
Net proceeds from (repayment of) long-term debt	(17,384)	17,564
Debt financing costs	(86)	(200)

Net cash provided by financing activities	50,332	20,070

Net change in cash	31,221	(639)
Cash at beginning of period	8,994	10,657

Cash at end of period	$40,215	$10,018

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